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                                  EXHIBIT 4.6

                          THIRD SUPPLEMENTAL INDENTURE

         THIRD SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of November 1, 2002, is by and among ICO P&O, Inc., a Delaware corporation (the "Company"), as successor by merger to ICO P&O, Inc., a Texas corporation formerly known as ICO, Inc. ("Old ICO"), ICO, Inc., a Texas corporation formerly known as ICO Holdings, Inc. that wholly owns the Company ("New ICO"), as additional obligor, and State Street Bank and Trust Company, a Massachusetts trust company and successor-in-interest to Fleet National Bank, as trustee (the "Trustee").

RECITALS

         WHEREAS, Old ICO (then known as ICO, Inc.), as issuer, and the Trustee entered into that certain indenture, dated as of June 9, 1997, and such Indenture was supplemented and amended by (i) the First Supplemental Indenture, dated as of April 1, 1998, by and among Old ICO, New ICO (then known as ICO Holdings, Inc.) and the Trustee and (ii) the Second Supplemental Indenture, dated as of April 1, 1998, by and among the Company, New ICO and the Trustee (such Indenture, as so supplemented and amended, being hereinafter called the "Indenture");

         WHEREAS, on June 9, 1997, Old ICO issued $120,000,000 aggregate principal amount of its 10 3/8% Series A Senior Notes due 2007, and it subsequently exchanged them for an equal aggregate principal amount of its 10 3/8% Series B Senior Notes due 2007 pursuant to the Exchange Offer;

         WHEREAS, New ICO beneficially owns Notes in the aggregate principal amount of $5,425,000, so there are now outstanding under the Indenture Notes in the aggregate principal amount of $114,575,000;

         WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes), the Company, when authorized by a resolution of its Board of Directors Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing any provisions of the Indenture (with certain exceptions not relevant to this Supplemental Indenture);

         WHEREAS, Section 9.2 of the Indenture further provides that (subject to certain exceptions not relevant to this Supplemental Indenture) the Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of the Indenture;

         WHEREAS, the Company and New ICO desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture and evidencing the waiver of the Company's compliance with certain provisions of Section 4.13 of the Indenture;

         WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Amended Offer to Purchase and


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Consent Solicitation Statement dated October 16, 2002 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the "Tender Offer");

         WHEREAS, the Company (1) has received the consent of the Holders of, and will accept for payment under the Tender Offer promptly after the effective date referred to in Section 4.3 hereof, more than a majority in principal amount of the outstanding Notes, all as certified by an Officers' Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture and (3) has satisfied all other conditions required under Article 9 of the Indenture to enable the Company, New ICO and the Trustee to enter into this Supplemental Indenture.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, New ICO and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 DELETION OF DEFINITIONS AND RELATED REFERENCES. Section 1.1 of
Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

                                   ARTICLE II
                             AMENDMENTS TO INDENTURE

         2.1 AMENDMENTS TO ARTICLES 1, 4, 5 AND 6. The Indenture is hereby amended by (A) substituting $150.0 million for $2.0 million in each of subclauses (a) and (b) of the initial clause (iii) of the definition of "Asset Sale" in Section 1.1 and (B) by deleting the following sections of the Indenture and all references thereto in their entirety: subsection (a) of Section 4.3 (Reports); Section 4.5 (Taxes); Section 4.7 (Company and Corporate Existence and Maintenance of Properties and Insurance); Section 4.8 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock); Section 4.9 (Limitation on Restricted Payments): Section 4.10 (Limitation on Liens); Section 4.11 (Limitation on Transactions with Affiliates); Section 4.12 (Limitation on Dividend and Other Payment Restrictions); Section 4.15 (Limitation on Sale/Leaseback Transactions); Section 4.16 (Guarantees of Certain Indebtedness);
Section 4.17 (Conduct of Business); Section 4.18 (Payments for Consent); each of clauses (iii), (iv) and (v) of subsection (a) of Section 5.1 (Limitation on Merger, Consolidation or Sale of Assets); and each of subsections (5), (6) and
(7) of Section 6.1 (Events of Default).

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                                   ARTICLE III
                                     WAIVER

         3.1 WAIVER OF COMPLIANCE WITH SECTION 4.13. Neither the Company nor New ICO shall have any obligation, pursuant to Section 4.13 of the Indenture, to offer to repurchase any Notes with any of the Net Cash Proceeds of the Asset Sale effected on September 6, 2002 involving the sale of the Oilfield Services division of the Company described in the Tender Offer.

                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

         4.2 RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

         4.3 EFFECTIVE DATE. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto immediately prior to the closing of the Tender Offer and the purchase of the Notes by New ICO. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase of more than a majority in principal amount of the outstanding Notes pursuant to the Tender Offer. New ICO shall notify the Trustee in writing promptly after the occurrence of such purchase.

         4.4 ENDORSEMENT AND CHANGE OF FORM OF NOTES. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

                  "Effective as of November 1, 2002, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of November 1, 2002. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

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         4.5 GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         4.6 TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

         4.7 COUNTERPARTS. The parties may sign any number of copies or counterparts of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         4.8 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                    COMPANY:

                                    ICO P&O, INC.

                                    By:    /s/ Brad Leuschner

                                    Name:  Brad Leuschner

                                    Title:  President


                                    ADDITIONAL OBLIGOR:

                                    ICO, INC.

                                    By:    /s/ Jon C. Biro

                                    Name: Jon C. Biro

                                    Title: Chief Financial Officer and President


                                    TRUSTEE:

                                    STATE STREET BANK AND TRUST COMPANY,
                                      as Trustee

                                    By:    /s/ Dawn P. Heintz

                                    Name: Dawn P. Heintz

                                    Title: Officer